Exhibit 10.3
MITEK SYSTEMS, INC.

INDUCEMENT PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

1.This Inducement Performance Restricted Stock Unit Award Agreement and the number of restricted stock units (the “Performance RSUs”) set forth below (the “Performance Restricted Stock Unit Award”) granted hereunder are made outside of the Mitek Systems, Inc. 2020 Incentive Plan (as amended or amended and restated from time to time, the “Plan”) and the share reserve thereunder, as an “employment inducement grant” within the meaning of Nasdaq Listing Rule 5635(c) as of October 1, 2024 (the “Award Date”) between Mitek Systems, Inc. (the “Company”) and you, Edward West (the “Recipient”) provided that Recipient commences employment on such date pursuant to the terms of that certain Employment Agreement by and between the Company and the Recipient dated as of October 1, 2024 (the “Employment Agreement”). Notwithstanding the foregoing, subject to the terms and conditions herein, the Performance Restricted Stock Unit Award will be governed by the terms and conditions set forth in the Plan, including, without limitation, the data privacy provisions in Section 27 of the Plan, as if it had been granted under the Plan. The provisions of the Plan are hereby incorporated herein by reference herein. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Plan, a copy of which is attached hereto as Attachment 1.
2.DETAILS OF PERFORMANCE RESTRICTED STOCK UNIT AWARD. The details of your Performance Restricted Stock Unit Award are as follows:

Number of Shares of Common Stock Subject to Award:	At-Target:173,010 Above-Target: 57,093
Award Date:	October 1, 2024
Service Commitment Date:	October 1, 2027
Expiration Date	October 1, 2029
Vesting Schedule:

So long as the Recipient remains in Continuous Service from the Award Date through the Vesting Date(s) (the “Service Condition”), the Performance RSUs shall vest and settle upon satisfaction of the Performance Criteria as set forth on Appendix A. For the avoidance of doubt and except as otherwise set forth on Appendix A, in no event shall any Performance RSUs become eligible to fully vest on any date subsequent to the Expiration Date. For purposes of this Performance Restricted Stock Unit Award, the term “Vesting Date” means the date upon which the Performance Criteria is deemed satisfied by the Administrator.

Details on the Performance Criteria and vesting are set forth in Appendix A and incorporated by reference herein.

3.SATISFACTION OF VESTING RESTRICTIONS; ACCOUNT. No Shares will be issued to you pursuant to your Performance Restricted Stock Unit Award until such Shares vest in accordance with the Vesting Schedule indicated in Section 2. As soon as practicable after the date on which any Shares subject to your Performance Restricted Stock Unit Award vest, the Company will issue to you, free from further vesting restrictions, uncertificated shares in book entry form or share certificates representing such vested whole Shares. Prior to the time any Shares subject to your Performance Restricted Stock Unit Award vest, whenever dividends, whether payable in cash, stock or other property, are declared on such Shares, on the date any such dividend is paid, the Company will credit to a bookkeeping account (the “Account”) maintained by the Company for your benefit appropriate Dividend Equivalents in respect of the number of unvested Shares subject to your Performance Restricted Stock Unit Award on the record date for such dividend. Any such Dividend Equivalent will be released from the Account and paid or issued to you as your Performance Restricted Stock Unit Award vests. In the event that any such Dividend Equivalent consists of Shares, the Company shall issue such Shares to you free from any vesting restrictions, in uncertificated book entry form or in share certificates representing whole Shares. As a condition to receipt of any Shares hereunder, you acknowledge and agree that the Company’s pre-established broker partner shall automatically sell, without further action on your part, a number of the Shares that otherwise would be delivered to you equal to the Specified Percentage of such number of Shares (the mechanics and timing of such sale to be in the discretion of the broker partner pursuant to guidelines that are available through your employee broker account), with applicable Company withholding satisfied from the proceeds of such sale; provided, however, in the event such proceeds are not sufficient to satisfy applicable withholding, you agree to make arrangements satisfactory to the Company to satisfy the balance of such withholding. Notwithstanding the foregoing, instead of such a broker sale, the Company may withhold the Specified Percentage from the Shares that otherwise would be delivered to you. “Specified Percentage” means such percentage as is determined by the Board or Compensation Committee from time to time and, as of the Award Date is 22% for Federal tax purposes plus other required withholding as determined through the Company’s payroll system. The number of Shares used to satisfy the above withholding obligations shall be rounded up to the nearest whole Share.

4.TERMINATION OF EMPLOYMENT OR SERVICE WITH THE COMPANY OR ANY OF ITS RELATED ENTITIES. Except as otherwise provided on Appendix A attached hereto, if, at any time prior to the vesting in full of the Shares subject to your Performance Restricted Stock Unit Award, your full- or part-time employment or service with the Company or any of its Related Entities terminates for any reason, the unvested portion of your Performance Restricted Stock Unit Award shall be canceled and become automatically null and void.
5.REPRESENTATIONS. In connection with the acquisition of Shares pursuant to this Inducement Performance Restricted Stock Unit Award Agreement, you represent and warrant to the Company that you have no present intention of distributing or selling the Shares, except as permitted under applicable securities laws. You further acknowledge and agree that your ability to sell the Shares may be limited by the Securities Act of 1933, as amended (including without limitation, Rule 144 promulgated thereunder), and by the terms and conditions of this Inducement Performance Restricted Stock Unit Award Agreement and the Plan.
6.NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by, or continue any employment, service or consulting relationship with, the Company or any of its Related Entities, and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement. Under no circumstances will the Plan or this Inducement Performance Restricted Stock Unit Award Agreement be considered to be part of the terms and conditions of your employment with the Company or any of its Related Entities that employ you.
7.NOTICES. Any notices to be delivered pursuant to this Inducement Performance Restricted Stock Unit Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
8.SEVERABILITY. If one or more provisions of this Inducement Performance Restricted Stock Unit Award Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Inducement Performance Restricted Stock Unit Award Agreement and the balance of the Inducement Performance Restricted Stock Unit Award Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
9.INDUCEMENT PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT SUBJECT TO PLAN. This Inducement Performance Restricted Stock Unit Award Agreement is made subject to the same provisions as are included in the Plan, which is incorporated by reference herein, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Inducement Performance Restricted Stock Unit Award Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects. The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this Inducement Performance Restricted Stock Unit Award Agreement and the Performance Restricted Stock Unit Award shall be final and conclusive.
10.BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Inducement Performance Restricted Stock Unit Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Inducement Performance Restricted Stock Unit Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

11.COUNTERPARTS. This Inducement Performance Restricted Stock Unit Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY: MITEK SYSTEMS, INC.		RECIPIENT

By:	/s/ Jason L. Gray	By: /s/ Edward West
Name:	Jason L. Gray	Name: Edward West
Title:	Chief Legal Officer

GRANT SUMMARY:

On October 1, 2024, Edward West hereby receives a Performance Restricted Stock Unit Award for 173,010 shares of Common Stock of the Company and up to an additional 33% of the Performance RSUs should the performance criteria be exceeded in accordance with the provisions of Appendix A.

APPENDIX A
Inducement Performance RSUs Grant Details

Performance Period. The Performance RSUs shall have one five-year performance period commencing on the Award Date and ending on the Expiration Date.

Base Performance Criteria. The Performance Criteria shall be based on the increase (if any) in Mitek’s common stock price to meet or exceed the Performance Targets over the Performance Period as detailed below. For purposes of this Appendix A, the “Award Date Price” means Fair Market Value as of the Award Date. Subject to the Service Condition, the percentage of Performance RSUs set forth opposite the Performance Target shall be deemed to satisfy the Performance Criteria if the requisite Performance Target is achieved on or prior to the Expiration Date and such Performance RSUs shall settle as soon as practicable following the date the applicable Performance Target is deemed satisfied by the Administrator.

Performance	Performance Target	Percentage of Performance RSUs that vest
Above-Target Performance	Fair Market Value equals or exceeds 2.5x the Award Date Price for 60 consecutive trading days	133%
Target Performance	Fair Market Value equals or exceeds 2.0x the Award Date Price for 60 consecutive trading days	100%
Threshold Performance	Fair Market Value equals or exceeds 1.7x the Award Date Price for 60 consecutive trading days	67%
Below-Threshold Performance	Fair Market Value is less than 1.7x the Award Date Price for 60 consecutive trading days	0%

Clawback in Connection with Termination of Employment Prior to Service Commitment Date. In the event that Recipient’s employment is terminated by the Company for Cause or by the Recipient without Good Reason prior to the Service Commitment Date and any of the Performance RSUs have vested and settled as of such date, the Company shall promptly demand in writing and reasonably promptly recoup the amount of any Shares received in respect of any then-vested Performance RSUs from the Recipient (such Company rights, the “Service Commitment Clawback Right”). The method of recoupment shall be within the sole discretion of the Company which may include: (a) delivery to the Company of the Shares Recipient received upon settlement of the Performance RSUs and/or the equivalent number of Shares that have been purchased on the open market by the Recipient or are beneficially owned by the Recipient and not then subject to restrictions under any Company plan, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Company may effect recovery of the value of the Performance RSUs from any amount otherwise payable to the Recipient, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Recipient. For the avoidance of doubt, the Service Commitment Clawback Right shall immediately expire on the Service Commitment Date and be of no further force or effect.

Accelerated Vesting Following Termination of Employment in Connection with a Change of Control. In the event that prior to the Expiration Date the Recipient’s employment with the Company is terminated by the Company without Cause or by the Recipient for Good Reason during a Change of Control Period (as such capitalized terms are defined in the Employment Agreement) (such termination event a “Qualifying Termination”), a percentage of the unvested Performance RSUs may vest and settle as of the later of the date of such termination or resignation (as applicable) or the date of the consummation of such Change of Control (the “CoC Date”). In the event of such Qualifying Termination, the unvested Performance RSUs will vest assuming Target Performance or based on the actual price per share of Common Stock as of the date of the CoC Date, whichever is greater. For purposes of determining whether Above-Target Performance has been attained, the relevant measure will be the Fair Market Value of a share of Common Stock based on the consideration payable in connection with the Change of Control and as of the CoC Date without regard to the prior 59 consecutive trading days. Notwithstanding anything to the contrary in the Inducement Performance Restricted Stock Unit Award Agreement, to the extent the Recipient’s termination or resignation occurs prior to the Change of Control, the aforementioned acceleration shall be contingent and effective upon the Change of Control and the Performance RSUs will remain outstanding following the Recipient’s termination or resignation to give effect to such acceleration as necessary.

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